Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the “Agreement”) is entered into by and between ContraFect Corporation (the “Company”) and Dr. Michael G. Wittekind, a resident of the state of Washington (“Wittekind”), on October 3, 2016 (“Execution Date”) and shall become effective on the Effective Date (as defined below). All exhibits hereto are hereby incorporated herein by this reference.

1. Resignation from Employment. Effective as of October 1, 2016 (the “Resignation Date”), Wittekind has resigned from his employment with the Company, and thereby terminated and ceased his service in any position or office with the Company as of the Resignation Date, other than as expressly set forth herein. For the avoidance of doubt, Wittekind’s last day of employment with the Company shall be the Resignation Date. Wittekind acknowledges and agrees that Wittekind’s resignation from employment with the Company is a voluntary resignation by Wittekind other than for Good Reason or a termination for Cause (as such terms are defined in that certain employment agreement between the Company and Wittekind dated March 6, 2012, as amended November 12, 2015 (the “Employment Agreement”)) and that Wittekind is not entitled per the terms of such agreement, as amended, or any other agreement or arrangement with the Company, to any severance payments or benefits in connection with such resignation of employment.

2. Pro-Rata Bonus. Subject to Wittekind’s execution and non-revocation of this Agreement, the Company shall provide Wittekind with three-fourths (3/4) of his total target annual incentive bonus for 2016 (“Bonus”) through the Resignation Date, to be paid in 2017, on the same date that the officers of the Company receive their 2016 bonus. The total target annual incentive bonus shall equal 35% of Wittekind’s annual base salary for 2016, subject to performance against mutually agreed-upon goals (70% corporate and 30% individual). For purposes of determining the incentive bonus, the Company agrees to the full 30% individual amount. However, the corporate percentage is based on corporate goals and will be determined by the Company in 2017.

3. Payment of Earned but Unpaid Salary and Paid Time Off. With respect to the period following the Resignation Date, Wittekind shall no longer be entitled to any compensation or benefits from the Company, including under the Employment Agreement, except as expressly set forth herein. The Company shall pay Wittekind any earned but unpaid base salary, subject to all applicable withholding and deductions, in a lump sum on the first payroll date that immediately follows the Resignation Date.

4. Consulting Services. The Company shall engage and Wittekind agrees, for the period from the Resignation Date to December 31, 2018 (the “Consulting Period”), to provide the services to the Company specified in Appendix 1 (the “Services”). Wittekind represents and warrants to the Company that the Services performed by him hereunder will be of professional quality, consistent with generally accepted industry standards for work of a similar nature. Wittekind shall comply with all applicable laws in performing the Services. The Services shall be of an advisory nature and the Company shall not have any obligation to follow Wittekind’s advice or recommendations. Wittekind agrees to provide such Services as reasonably requested by the Company during the Consulting Period at such times and at such locations as may be reasonably requested by the Company’s Chief Executive Officer and agreed to by Wittekind, whose consent will not be unreasonably withheld.

5. Consulting Fees. Wittekind shall be paid by the Company for the performance of the Services as set forth in Appendix 1. The Company will only reimburse reasonable expenses incurred in performing the Services that are pre-approved by the Company in writing. Wittekind shall provide the Company with all documentation in support of such expenses as the Company may reasonably require. Payments due to Wittekind for the Services will be made within thirty (30) days after receipt by the Company of the invoice.

6. Vesting of Shares and Exercise of Options. Wittekind beneficially owns a certain number of shares of the Company’s common stock and has been granted certain options to purchase shares of the Company’s common stock pursuant to certain plans of the Company as more fully described in Appendix 2, attached herein (collectively, the “Equity Awards”). The Equity Awards were acquired during Wittekind’s tenure as an employee of the Company. Notwithstanding any provision of this Agreement or any other agreement between the parties, including but not limited to the Amended and Restated 2008 Equity Incentive Plan of the Company, as amended, and the 2014 Omnibus Incentive Plan, as amended (collectively, the “Equity Plans”), the Equity Awards will continue to vest in accordance with and subject to their respective vesting schedules set forth in the respective plan, as a result of Wittekind’s continued service with the Company, in his capacity as a consultant. Vesting will cease upon the expiration of the Consulting Period and such Consulting Period shall not be shortened, regardless of whether Wittekind actually provides any Services during the Consulting Period. The period for exercising each option shall be that which is specified in the respective option grant or agreement.

7. No Employment Relationship. During the Consulting Period, Wittekind will not be an employee of the Company, but will have the relationship of an independent contractor to the Company. As an independent contractor, Wittekind shall have no authority to represent, act on behalf of or bind the Company. Wittekind shall have reasonable discretion as to the method of the performance of the Services. As an independent contractor after the Resignation Date and subject to the provisions of Section 11, Wittekind may engage in other activities outside of the Services performed hereunder, unless they would materially impair or interfere with Wittekind’s ability to perform the Services as provided in this Agreement. The parties agree that all income recognized by Wittekind in respect of compensation paid for the Services shall be self-employment income reportable on the appropriate Internal Revenue Service Form 1099. Wittekind shall have the sole responsibility and obligation to report such self-employment income on Wittekind’s tax returns and to pay all such taxes as are required by law, and the Company shall have no responsibility or obligation to withhold income or payroll taxes under the United States Federal Insurance Contributions Act or under state unemployment, disability or other laws or to pay employer payroll taxes thereon under such laws or to withhold special or general funds, assessments, or taxes generally collected by employers for the use and benefit of employees.

8. ContraFect Benefits. Following the Resignation Date and except as otherwise required under applicable law, including but not limited to any benefits available under the Consolidated Omnibus Budget Reconciliation Act, Wittekind shall not be entitled to participate in or receive any benefits or have any rights as an employee of the Company under any employee pension or welfare benefit plan, or any fringe benefit plan, including without limitation, any qualified or nonqualified deferred compensation plan, any bonus or compensation plan, any stock, restricted stock or stock option plan, any severance plan, any long-term or short-term disability plan, any medical, dental or insurance plan, any personnel program or policy, or any flexible spending arrangement sponsored or maintained by the Company (each, a “Plan”), except as specifically outlined in this Agreement. In addition, even if Wittekind’s status as an independent contractor is reclassified by a Federal or state governmental entity, a court or a third party arbitrator to constitute an employee or a common law employee of the Company, Wittekind shall not be eligible to participate in or receive any benefits or have any rights as an employee of the Company under any Plan, unless and until the Company consents to such eligibility in writing or as required by applicable law. Wittekind will not be covered by any Company liability insurance policies during the Consulting Period.

9. Confidentiality. Wittekind acknowledges that, during the Consulting Period he may have, and during his employment with the Company he has had, access to Confidential Information and materials not generally known outside the Company. For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information and materials (whether conceived or developed by Wittekind or others) of the Company, and Company marketing and other business plans, customers and customer information, data strategies, research, reports, copyrights and patents related to the Company. During the Consulting Period and thereafter, Wittekind shall not, without the prior consent of the Company, communicate or divulge any Confidential Information or materials to anyone other than the Company and its partners or affiliates and those designated by the Company, unless required by law. Wittekind acknowledges that Confidential Information is and shall remain the property of the Company. The confidentiality obligations hereunder shall not apply to Company information that would be Confidential Information but which: (i) is, or later becomes, public knowledge other than by breach of this Agreement; (ii) is in the possession of Wittekind with the full right to disclose prior to his receipt of such Confidential Information from the Company, as evidenced by written records; or (iii) is independently received by Wittekind from a third party with no restrictions on disclosure. Furthermore, Wittekind agrees not to use, without the Company’s approval, Confidential Information for any purposes other than to perform duties for the Company under this Agreement. Wittekind also hereby reaffirms his obligations under the Company’s standard confidentiality agreement, executed by Wittekind effective as of March 12, 2012 (the “Confidentiality Agreement”). For the avoidance of doubt, Wittekind’s education, general approach to management, and problem solving (i.e., trade skills) are not included in the definition of “Confidential Information”.

10. Ownership of Copyrights, Patents, and Intellectual Property. Wittekind agrees that any work prepared for the Company during his employment therewith and during the Consulting Period which is eligible for copyright and patent protection under the laws of the United States or any other country, and any proprietary know how developed by Wittekind while rendering services for the Company in any capacity, will vest in the Company. Wittekind hereby grants, transfers, and assigns all rights, titles, interests, copyrights and patents in such work, and all renewals and extensions thereof, to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company’s copyrights and patents in such work. Such assistance will be provided at the Company’s expense, but without any additional compensation to Wittekind if during the Consulting Period, and for reasonable compensation (including, without limitation, a per diem fee no less than the ratable base salary amount as was in effect prior to the Resignation Date) and subject to Wittekind’s reasonable availability if after the Consulting Period. If the Company cannot, after reasonable effort, secure Wittekind’s signature on any documents needed to apply for or to prosecute any patent, copyright, or other right or protection relating to an invention, whether because of his physical or mental incapacity or for any other reason, Wittekind hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact for the limited purpose to act for and on his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by him. Notwithstanding anything to the contrary, the foregoing provisions shall not apply to any work product for which no equipment, supplies, facility or Confidential Information of the Company were used and which was developed entirely on Wittekind’s own time, unless (1) such work product relates directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (2) the work product results from or directly relates to any work performed by Wittekind for the Company.

11. Non-Competition. Wittekind agrees that, during the Consulting Period, he will not, directly or indirectly, enter into, organize, control, engage in, be employed by, serve as a consultant to, be an officer or director of, or have any direct or indirect investment in any business, person, partnership, association, firm, corporation, or other entity engaged in any business activity (including, but not limited to, research, development, manufacturing, selling, leasing, licensing or providing services) which is directly competitive with the business of the Company, without the prior written consent of the Company. For the sake of clarity, a business competitive with the Company’s business is one that uses lysins for the treatment of human infections or the use of antibodies for the treatment of influenza.

12. Non-Solicitation. Wittekind agrees that, for a period of fifteen (15) months after the Resignation Date, Wittekind shall not divert, attempt to divert, take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Company, which Wittekind became aware of as a result of his employment or consulting with the Company. Wittekind further agrees that, during the Consulting Period, he will not directly or indirectly solicit or take any action to hire or assist in hiring, for his own benefit or the benefit of a related party, or any third party, any employee of the Company. For purposes of this Section, an employee of the Company includes those persons who have been an employee of the Company during the preceding ninety (90) days prior to any purported solicitation. The foregoing restrictions shall not preclude Wittekind or a third party with whom Wittekind associates from making general solicitations through a public medium, online website, or general or mass mailing.

13. Non-Disparagement. Wittekind and the Company agree that, during the Consulting Period and for a period of five years thereafter, Wittekind will not directly or indirectly disparage the Company and the Company will cause its officers and directors not to directly or indirectly disparage Wittekind. Nothing in this Section 13 prevents the aforementioned parties from making truthful statements in any court proceeding or in response to any request for information from a governmental agency or pursuant to a proper subpoena.

14. Non-Waiver of Breach. Either party may waive any breach of this Agreement by the other party, but no such waiver shall be deemed to have been given unless such waiver be in writing, signed by the waiving party and specifically designate the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

15. Non-Assignment. Neither party may assign its obligations hereunder without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the respective parties, and their legal representatives, successors, assigns and heirs.

16. Release.

(a) General Release. In consideration of the payments and benefits provided to Wittekind under this Agreement, Wittekind on behalf of himself and each of his heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally waives, releases and forever discharges the Company and each of its subsidiaries and affiliates and each of its or their respective current and former officers, employees, directors, partners, members, shareholders, representatives, insurers, subsidiaries, affiliates, attorneys, predecessors, successors and agents (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown, suspected or unsuspected (collectively, “Claims”), that the Releasors have or may have against the Released Parties that arise out of or are connected to: (i) Wittekind’s service relationship with the Company up to and including the Execution Date, (ii) the Employment Agreement up to and including the Execution Date, or (iii) any event, condition, circumstance, conduct, occurrence, omission, transaction or obligation that occurred, existed or arose on or prior to the Execution Date, including, with respect to both clauses (i) and (ii) of this Section 16(a), without limitation: (1) any Claims under all federal, state and local statutes that employees or service providers could bring employment or service-related claims under, including, without limitation, any antidiscrimination statute, wage and hour statute, leave statute, equal pay statute, whistleblower statute and any other federal, state, local or foreign law, rule or regulation, in each case that may legally be waived and released, and (2) any tort or contract Claims, including, without limitation, wrongful discharge, breach of contract, defamation, slander, libel, emotional distress, tortious conduct, invasion of privacy, wrongful or retaliatory discharge, violation of public policy, implied covenant of good faith and fair dealing, negligence, fraud, personal injury or sickness or any other harm. Notwithstanding anything to the contrary, Wittekind does not release, discharge or waive: (A) any rights that Wittekind may have under this Agreement, (B) Wittekind’s right to file a complaint with any governmental agency, provided that Wittekind understands and agrees that he is expressly waiving any right to obtain monetary damages as provided in Section 16(b)(ii)(x) below, (C) Claims that cannot be waived by law, (D) Claims for vested benefits under the Company’s employee benefit plans, including equity compensation plans and grants thereunder to the extent vested or to be vested, (E) Claims to indemnification, contribution, exculpation, directors and officers insurance, or other insurance (e.g., executives and officers), and (F) claims, charges, complaints, causes of action or demand that post-date the Execution Date or that are based on factual allegations that do not arise from or relate to clauses (i), (ii) or (iii) of this Section 16(a).

b. Proceedings.

i. General Agreement Relating to Proceedings. Wittekind hereby represents that as of the Execution Date he has not filed, and except as provided in Section 16(b)(ii) hereof, Wittekind agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Released Parties before any local, state or federal agency, court or other body relating to matters released pursuant to Section 16.

ii. Administrative Proceedings. Nothing in this Section 16 shall preclude Wittekind from (x) filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency, provided that Wittekind is waiving his right to recover money in connection with any such charge or investigation or (y) or from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation.

c. Acknowledgment of Waiver of Claims under ADEA. Wittekind understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Wittekind understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Execution Date. Wittekind understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Wittekind was already entitled. Wittekind further understands and acknowledges that he has been advised by this writing that: (i) he should consult with an attorney prior to executing this Agreement; (ii) he has been provided with at least twenty-one (21) days within which to consider the terms of this Agreement; (iii) he has seven (7) days following the Execution Date to revoke this Agreement pursuant to written notice to the General Counsel of the Company (which notice must be actually received by such individual during such 7-day period) at:

Address, email address, and facsimile of Legal Counsel:

ContraFect Corporation

28 Wells Avenue, 3rd Floor

Yonkers, New York 10701

Attention: Natalie Bogdanos, Esq., General Counsel & Corporate Secretary

Email: nbogdanos@contrafect.com

Facsimile: 914-207-2399

(iv) this Agreement shall become effective on the eighth (8th) day after the Execution Date (referred to for all purposes herein as the “Effective Date”), unless Wittekind has properly revoked this Agreement; and (v) nothing in this Agreement prevents or precludes Wittekind from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. If Wittekind revokes this Agreement in accordance with the foregoing revocation provisions, this Agreement shall be null and void in its entirety, and Wittekind will not be entitled to receive any of the additional compensation hereunder and may continue to be subject to the terms of the Employment Agreement and any other agreements currently in effect by and between the parties in accordance with their terms. In the event Wittekind signs this Agreement and returns it to the Company in less than the 21-day period identified above, Wittekind hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement, but he shall retain his rights related to the 7-day period for revocation.

17. Severability. Provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable it shall not affect the validity or enforceability of any other provision.

18. Entire Agreement. This Agreement (and any agreements or arrangements referenced herein) represents the sole and entire agreement between the parties and, except as expressly stated herein, supersedes the Employment Agreement and all prior agreements, negotiations and discussions between Wittekind and the Company, with respect to the subject matters contained herein. Notwithstanding the foregoing, the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

19. Governing Law. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of New York. The language in the Agreement shall not be construed for or against any particular party. Venue for any court action or arbitration arising under this Agreement shall lie in Westchester County, New York.

20. Headings. The headings used herein are for reference only and shall not affect the construction of this Agreement.

21. Disputes. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement, or breach thereof, shall be submitted to final and binding arbitration pursuant to the employment arbitration rules of the American Arbitration Association. The prevailing party or parties shall be entitled to recover from the other party reasonable attorney’s fees and other costs incurred.

22. Interpretation. In the event Section 11 or Section 12 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

23. Survival. Sections 9, 10, 13 and 16-27 shall survive beyond the end of the Consulting Period.

24. Agreement Does Not Constitute Admission. This Agreement shall not be construed as an admission by any party hereto, or their directors, officers, employees, representatives, affiliates, and assigns, past and present, of any wrongful act, or retaliation, or breach of contract.

25. Miscellaneous. Payments and benefits under this Agreement are not subject to mitigation or offset. This Agreement will be binding upon and inure to the benefit of the parties’ successors and heirs. This Agreement can be executed in counterparts, which together will constitute the binding agreement of the parties, and electronic copies shall have the effect of originals.

26. Voluntary Execution of Agreement. Wittekind understands and agrees that he is executing this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Wittekind’s claims against the Company and any of the other Released Parties. Wittekind acknowledges that: (i) he has read this Agreement; (ii) he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (iii) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (iv) he understands the terms and consequences of this Agreement and of the releases it contains; and (v) he is fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the Execution Date.

CONTRAFECT CORPORATION

/s/ Michael G. Wittekind	/s/ Steven C. Gilman
Michael G. Wittekind	Steven C. Gilman
Chief Executive Officer

APPENDIX 1

1.	Description of Services. As discussed in Section 4 of the Agreement, “Services” means the services described below:

•	Provide assistance and cooperation to Company as the Company reasonably requests regarding any matter, dispute or controversy with which Company is or may become involved and of which Wittekind has or may have reason to have relevant knowledge, information or expertise.

•	Provide assistance and scientific advice regarding Company programs

2.	Fees.

In consideration for the performance of Services in accordance with this Agreement, the Company shall pay to Wittekind the amount of $200.00 per whole hour of Services performed. Total fees will not exceed a total of $20,000 during any twelve (12) month period without mutual written consent of the Company and Wittekind.

3.	Payments.

All payments under this Agreement shall be sent to the address below unless otherwise directed by Wittekind and agreed to by the Company in writing:

Michael G. Wittekind

9515 Olympus Beach Road NE

Bainbridge Island, WA 98110

Wittekind shall send invoices for Services performed hereunder to:

Steve C. Gilman

Chief Executive Officer

Company Corporation

28 Wells Avenue, 3rd Floor

Yonkers, New York 10701

With a copy to accounting@contrafect.com

APPENDIX 2

EQUITY AWARDS

Award Type	Grant Date	Exercise Price Per Share	Shares Subject To Award	Vested Shares	Note
Option	4/1/2012	$3.50	20,571	20,571
Option	8/11/2012	$3.50	8,571	8,571
Option	2/27/2013	$3.50	12,857	12,857
Option	4/29/2014	$4.27	21,428	16,071	1
Option	10/28/2014	$2.91	40,000	20,000	2
Option	2/6/2015	$4.61	115,000	43,125	3
Option	2/8/2016	$3.29	80,000	10,000	4

Notes

1-	subject to the terms of the applicable option agreement, 5,371 options shall vest on April 29, 2017.
2-	subject to the terms of the applicable option agreement, 10,000 options shall vest on each of October 28, 2016 and 2017.
3-	subject to the terms of the applicable option agreement, 7,187 options shall vest on the last day of each calendar quarter, ending on December 31, 2018.
4-	subject to the terms of the applicable option agreement, 5,000 options shall vest on the last day of each calendar quarter, ending on December 31, 2019.